Exhibit 99.1

NEWS RELEASE

RLI Insurance Company
9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1431
Phone: 309-692-1000 ½ Fax: 309-692-1068

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron_Jacoby@rlicorp.com

RLI projects losses from Hurricane Ivan

PEORIA, ILLINOIS, September 27, 2004, RLI Corp (RLI) – RLI has reported a preliminary range of after-tax losses from Hurricane Ivan of $3.0 million to $3.5 million. This estimate is based on actual claim activity to date and projections by the company’s catastrophe management systems.

The company also confirmed that actual losses from both Hurricane Charley and Hurricane Frances have so far conformed to earlier projections. For those two events, RLI expects losses to be between $5.0 million and $6.5 million after tax. Hurricane Ivan’s expected losses for RLI should result in combined losses for all three events of between $8.0 million and $10.0 million after tax, which would affect the quarter’s earnings by between $0.31 and $0.38 per share. RLI will be releasing third quarter results on October 14, 2004.

As Hurricane Jeanne continues to affect the Southeastern U.S., RLI reminds customers who have suffered a loss to immediately notify their insurance agents of the claim and have them report it to RLI. Customers may also contact RLI directly by phone (800-444-0406), fax (309-692-6796) or email (new_claim@rlicorp.com). Customers should be prepared to provide their policy number and as much information as possible regarding damage to their property.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect certain results are listed in the company’s filings with the Securities Exchange Commission, including the Form 10-K for the year ended December 31, 2003.

RLI Corp., through its subsidiary insurance companies, underwrites selected property and casualty insurance products. For additional information, contact Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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